Exhibit 10.28

Certain personally identifiable information contained in this document, marked by brackets as [***], has been omitted from this exhibit pursuant to Item 601(a)(6) under Regulation S-K.

Loan Agreement

of October 15, 2021

between

1.	Biotechnology Value Fund, L.P.

44 Montgomery Street, 40th Floor

San Francisco, CA 94104, USA

[***]

(hereinafter “Lender 1”)

2.	Biotechnology Value Fund II, L.P.

44 Montgomery Street, 40th Floor

San Francisco, CA 94104, USA

[***]

(hereinafter “Lender 2”)

3.	Biotechnology Value Trading Fund OS, L.P.

PO Box 309 Ugland House, Grand Cayman

KY1-1104, Cayman Islands

[***]

(hereinafter “Lender 3”)

(each a “Lender” and collectively the “Lenders”)

and

4.	MoonLake Immunotherapeutics AG

c/o KD Zug-Treuhand AG

Untermüli 7

6302 Zug, Switzerland

[***]

(hereinafter the “Borrower”)

(the Lenders, the Borrower each a “Party” and collectively the “Parties”)

Loan Agreement

TAble of contents

Preamble		2

1.	Definitions	2

2.	Loans	2

3.	Interest	2

4.	Disbursement	2

5.	Purpose	2

6.	Term and Repayment	3

7.	Events of Default	3

8.	Security	3

9.	Representations and Warranties	4

10.	Covenants	4

11.	Status and Subordination	5

12.	Miscellaneous	6

13.	Applicable law and jurisdiction	9

Annex 1: Definitions		11

i

Loan Agreement

Preamble

A.	The Borrower is organized in the form of a Swiss stock corporation (Aktiengesellschaft) registered with the commercial register of the Canton of Zug under the number CHE-433.093.536.

B.	The Borrower’s core business is the research, development, manufacturing and marketing of biotechnological, pharmaceutical and similar products in Switzerland and abroad.

C.	The Borrower has an issued statutory share capital in the nominal amount of CHF 104,072.50, divided into 1,040,725 fully paid-in registered shares with a nominal value of CHF 0.10 each, of which 360,529 are common shares (Stammaktien) and 680,196 are series A preferred shares (Vorzugsaktien Kategorie A) (such shares, together with any shares of the Borrower issued after the date of this Agreement, the “Shares”). The Borrower also has conditional share capital to support issuances under the employee equity incentive plans allowing an increase of the nominal share capital by a maximum amount of CHF 2,947.10 by issuing a maximum of 29,471 registered common shares.

D.	On October 4, 2021, the Borrower entered into a business combination agreement, with Helix Acquisition Corp. (“Helix”) and the shareholders of the Borrower; a subscription agreement with Helix, an investment agreement with Helix and the shareholders of the Borrower, a restated and amended shareholders’ agreement with Helix and the shareholders of the Borrower and certain other agreements in connection therewith (the “Transaction”). The Borrower currently requires bridge financing in order to finance its business operations.

E.	Therefore, the Borrower has proposed to the Lenders, the issuance of one or several subordinated loans in an aggregate amount of USD 15,000,000 on the basis of identical principal terms and conditions (the “Financing Round”).

F.	As part of the Financing Round, the Lenders intend to issue to the Borrower subordinated loans on the basis of the terms and conditions set out in this Agreement.

Loan Agreement

Now, therefore, the Parties agree as follows:

1.	Definitions

Capitalized terms used in this Agreement shall have the meaning as set forth in Annex 1.

2.	Loans

Subject to the terms of this Agreement, each of the Lenders hereby grants to the Borrower a loan (each a “Loan” and collectively the “Loans”) in the nominal amount stated in the table below (each a “Principal Amount” and collectively the “Principal Amounts”).

Lender	Principal Amount in USD
Lender 1	8,139,000
Lender 2	5,946,000
Lender 3	915,000
TOTAL	15,000,000

3.	Interest

The Loans shall be interest-free.

4.	Disbursement

Disbursement of the Loans by the Lenders shall be effected in one tranche as follows:

●	a tranche in the aggregate amount of USD 15,000,000 within 48 hours of the date of this Agreement.

The Lenders shall disburse the Loans to the bank account of the Borrower as notified to the Lenders for such purposes, free of any costs or charges.

5.	Purpose

The Loans may be used for the financing of general corporate purposes of the Borrower, including product and technology development, operations, sales and marketing, management expenses, and salaries.

Loan Agreement

6.	Term and Repayment

The Loans granted hereunder are granted for a fixed period of time until the earlier of (i) the Transaction Closing and (ii) February 15, 2022 (the “Maturity Date”).

The Loans may be repaid in whole or in part by the Borrower at any time or prior to the Maturity Date.

7.	Events of Default

On and at any time after the occurrence of any of the events listed hereafter (an “Event of Default”), but subject to any suspensive effect resulting from the subordination pursuant to Section 11, the Lender Majority may (but is not obliged), by notice to the Borrower, declare that all or part of the Loan Balance become due and payable within 30 calendar days of receipt of such notice by the Borrower:

a)	Illiquidity: the Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

a)	Insolvency: the Borrower is declared bankrupt by a court, applies for bankruptcy (Konkurs) or reorganization (Nachlassstundung), or has a resolution passed for its winding-up, a creditor files a petition for bankruptcy (Fortsetzungsbegehren) or any similar event or such event is immediately threatened;

b)	Breach of Representations and Warranties: any representation or warranty set forth in Section 9 proves to have been inaccurate or misleading in any material respect;

c)	Breach of Covenant: the Borrower breaches any of the covenants set forth in Section 10 and the consequences of such breach are not fully cured within 30 calendar days from the date of receipt of a respective notice by the Borrower from the Lenders; or

d)	Change of Control: the Borrower consummates a Change of Control at any time while the Loans remain outstanding.

8.	Security

The Loans shall not be secured.

Loan Agreement

9.	Representations and Warranties

9.1	Borrower

The Borrower, as per the date of this Agreement, hereby represents and warrants to the Lenders as follows:

a)	the Borrower is a company duly incorporated and validly existing under the laws of Switzerland, and has full power, authority and legal right to own its assets, to carry on its business as it is being conducted and to enter into and perform its obligations under this Agreement;

b)	the execution, delivery and performance by the Borrower of this Agreement (i) have been duly authorized by all necessary corporate decisions and other measures, (ii) require no governmental or regulatory action, authorization or approval, (iii) do not and will not violate or conflict with the provisions of the articles of incorporation or by-laws of the Borrower and (iv) do not and will not result in a breach of or constitute a default under any agreement or obligation applicable to the Borrower or by which the Borrower is bound;

c)	the obligations of the Borrower under this Agreement constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms; and

d)	no Event of Default has occurred.

10.	Covenants

The Borrower hereby covenants and agrees vis-à-vis the Lenders, that it:

a)	shall not grant, create or permit to subsist any security interest, including personal securities (Personalsicherheiten) such as a surety and guarantee, over any of its present or future assets or revenues, except for security interests arising by operation of law or in the ordinary course of business;

b)	shall not request the distribution of dividends or other distributions to shareholders (it being understood that the power to set or not set the dividends lies inalienably with the general meeting of the shareholders); and

c)	shall comply with all material laws and regulations applicable to the Borrower in all material respects.

Loan Agreement

11.	Status and Subordination

Subject to the terms in this Section 13, the claims of the Lenders against the Borrower under, the Loans shall rank pari passu without discrimination or preference with other unsecured subordinated obligations of the Borrower, except for the claims of Borrower’s creditors whose claims are mandatorily preferred by laws of general application.

Each of the Lenders hereby irrevocably and unconditionally declares to the Borrower that their claims with respect to Loan Balance owed now or in the future (the “Relevant Subordinated Claims”), shall be and is hereby subordinated to all current and future claims of creditors of the Borrower.

During such term the Relevant Subordinated Claims shall be deferred (gestundet) and none of the Relevant Subordinated Claims may neither fully nor partially be repaid, set-off, novated or otherwise be fulfilled and no security interest may be created in relation to such claims. The Relevant Subordinated Claims shall be listed separately in the financial statements of the Borrower. If the Borrower is declared bankrupt by a court or if the Borrower makes a general assignment, arrangement or composition with or for the benefit of its creditors, the Lenders herewith waive their Relevant Subordinated Claims to the extent required to cover from the liquidation proceeds the claims of the other creditors and the claims arising in connection with the liquidation procedure.

In the case of bankruptcy or debt restructuring liquidation of one or more Lenders, the Borrower is permitted to offset the Relevant Subordinated Claims of such Lenders with the Borrower’s claims against it/them.

The Lenders acknowledge and agree that nothing in this Agreement shall be construed as to restrict the board of directors of the Borrower to notify the competent courts in case of an equity shortfall in the sense of Article 725 para. 2 CO.

The subordination pursuant to this Agreement shall automatically be terminated if any of the following events occur:

a)	the Lender Majority and the Borrower agree that the subordination be cancelled, provided, however, that such an agreement shall only be effective and binding upon the Parties, if financial statements of the Borrower which (i) are not older than 6 months and (ii) audited in accordance with the then current Swiss Audit Standards (Schweizer Prüfungsstandards) show that all liabilities of the Borrower (including the amounts owed by the Borrower under the Relevant Subordinated Claims and all other subordinated liabilities, if any) are sufficiently covered by assets (in case the Borrower is subject to a full audit (ordentliche Revision), a summarizing audit report from the auditor without a qualification in the sense of Article 725 para. 2 CO suffices to satisfy this requirement); or

Loan Agreement

b)	the Lenders irrevocably waive any and all Relevant Subordinated Claims.

The subordination pursuant to this Agreement has been approved by the board of directors of the Borrower having given due consideration to the creditworthiness of the Lenders. The Lenders confirm that sufficient net wealth is at their disposal to absorb a possible or complete loss of the Relevant Subordinated Claims.

12.	Miscellaneous

12.1	Nature of Parties’ Rights and Obligations

Except as specifically provided otherwise in this Agreement, the rights and obligations of the Parties hereunder shall be several (and not joint). Each of the Parties may exercise and enforce their rights hereunder individually in accordance with this Agreement, and the non-performance by a Party shall not relieve any other Party from performing its obligations under this Agreement, nor shall the non-defaulting Parties be liable for the non-performance by the defaulting Party.

The obligations of the Parties hereunder are contractual in nature and the Parties agree that they do not form, and this Agreement shall not be deemed to constitute, a simple partnership pursuant to Art. 530 et seq. CO.

The Loans do not form, and they shall not be deemed to constitute, a bond (Anleihensobligation) pursuant to Art. 3 lit. a no. 7 FinSA and/or Art. 1156 et seq. CO.

12.2	Confidentiality

Each of the Parties agrees to keep secret and confidential and not to use, disclose or divulge to any third party or to enable or cause any person to become aware of, any of the terms and conditions of this Agreement, and any information exchanged among the Parties in connection with the investment in the Borrower or pertaining to the business and the operation of the Borrower (all such information collectively “Confidential Information”). The Parties shall ensure that their employees, directors and any other representatives as well as the advisors of each Party to whom any such Confidential Information is entrusted comply with these restrictions.

Loan Agreement

The term Confidential Information shall not include any information (i) which as of the time of its disclosure by a Party was already lawfully in the possession of the receiving Party as evidenced by written records, or (ii) which at the time of the disclosure was in the public domain, or (iii) the disclosure of which was previously explicitly authorized by the respective Party.

The non-disclosure obligation shall not apply to any disclosure of Confidential Information required by law or regulations. In the event a disclosure of Confidential Information is required by law or regulations (including, without limitation, for tax, audit or regulatory purposes), the disclosing Party shall use all reasonable efforts to arrange for the confidential treatment of the materials and information so disclosed.

Each Party may use any Confidential Information in accordance with this Agreement. But, subject to the terms hereof, each Party acknowledges and agrees that any Confidential Information made available to it (including to any representative or advisor of such Party) by the Borrower or any other Party (including their representatives or advisors) hereunder shall not be used by such Party other than (i) as permitted under this Agreement, (ii) for the benefit of the Borrower, or (iii) for the respective Party’s assessment of the Borrower, and shall not be exploited by or for the benefit of such Party or any of its Affiliates or third party.

It is acknowledged and agreed that the Lenders may report regularly to its investors and/or any of its Affiliates on information pertaining to the Borrower and the equity investment made or to be made in the Borrower in accordance with its reporting obligations under its fund investment documents or to the extent required for legal, tax, audit or regulatory purposes.

Nothing herein shall restrict (i) the Borrower from granting third parties customary due diligence access for purposes of financial, commercial, strategic or similar transactions (including for a subscription of Shares in the Borrower) or (ii) the Lenders or any shareholder from disclosing this Agreement to third parties (other than competitors of the Borrower) being interested in good faith in an assignment of a Loan or an acquisition of Shares, provided, however, that such disclosure is based on appropriate non-disclosure and non-use agreements.

Loan Agreement

12.3	Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective permitted successors and assigns, provided, however, that neither Party shall be entitled to assign or transfer any of the rights or obligations hereunder to any other party.

12.4	Costs and Expenses

Each Party shall bear its own costs and expenses arising out of or incurred, and any taxes and fees imposed on it, in connection with this Agreement and all transactions contemplated hereby.

12.5	Notices

All notices and other communications made or to be made under this Agreement shall be given in writing or electronic form and be delivered by post, courier or email to the addresses indicated on the cover sheet, unless otherwise notified by a Party.

For the purpose of meeting a period or deadline by the sender, a notice shall be deemed made when dispatched by the sender. For the purpose of triggering the start of a period or deadline for the recipient, a notice shall be deemed made or received when it arrives at the recipient.

12.6	Entire Agreement

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any agreement or understanding with respect to the subject matter hereof that may have been concluded between the Borrower and the Lenders prior to the date of this Agreement.

12.7	Severability

If at any time any provision of this Agreement or any part thereof is or be-comes invalid or unenforceable, then neither the validity nor the enforceability of the remaining provisions or the remaining part of the provision shall in any way be affected or impaired thereby. The Parties agree to replace the invalid or unenforceable provision or part thereof by a valid or enforceable provision, which shall best reflect the Parties’ original intention and shall to the extent possible achieve the same economic result.

Loan Agreement

12.8	Amendments

The Parties acknowledge and agree that this Agreement may be amended by an instrument signed or a resolution approved by the Borrower and the Lender Majority, provided, however, that any such modification or amendment of any of the provisions of this Agreement shall neither affect any accrued rights of any other Lender nor impose any greater liability or any more onerous obligation than those contained in this Agreement on the other Lenders who do not sign such modification or amendment.

12.9	Disclaimer

The Lenders hereby acknowledge that the Borrower is not subject to oversight by the Swiss Financial Market Supervisory Authority FINMA and the Loans are not protected by the deposit protection rules pursuant to Art. 37h et seq. SBA.

12.10	Form Requirements

This Agreement may be executed and amended in writing or in electronic form (such as Skribble, DocuSign or AdobeSign, or which contains an electronic scan of the signature) and be delivered by post, courier or email; the counterpart so executed and delivered shall be deemed to have been duly executed and validly delivered and be valid and effective for all purposes.

13.	Applicable law and jurisdiction

This Agreement shall in all respects be governed by and construed in accordance with Swiss law under the exclusion of its private international law provisions and international treaties.

Any dispute, controversy or claim arising out of, or in relation to, this con-tract, including the validity, invalidity, breach, or termination thereof, shall be subject to the exclusive jurisdiction of the courts of Zug, Canton of Zug, Switzerland.

[signature page to follow]

Loan Agreement

Lender 1

Signature:	/s/ Mark Lampert

Name:	Mark Lampert
Title:	Chief Executive Officer BVF I GP LLC, itself General Partner of Biotechnology Value Fund, L.P.

Lender 2

Signature:	/s/ Mark Lampert

Name:	Mark Lampert
Title:	Chief Executive Officer BVF II GP LLC, itself General Partner of Biotechnology Value Fund II, L.P.

Lender 3

Signature:	/s/ Mark Lampert

Name:	Mark Lampert
Title:	President BVF Inc., General Partner of BVF Partners L.P., itself sole member of BVF Partners OS Ltd., itself GP of Biotechnology Value Trading Fund OS, L.P.

Borrower

MoonLake Immunotherapeutics AG

Signature:	/s/ Jorge Santos da Silva
Name:	Dr. Jorge Santos da Silva
Title:	Chief Executive Officer

Signature:	/s/ Matthias Bodenstedt
Name:	Matthias Bodenstedt
Title:	Chief Financial Officer

Loan Agreement

Annex 1: Definitions

Affiliates	shall mean any individual, firm, corporation, partnership, association, limited liability company, trust or any other entity that:

	a) b)	directly or indirectly is controlled by or is under common control with a Party; directly or indirectly controls a Party;

including, without limitation, any venture capital fund or registered investment company now or hereafter existing that is managed or advised by such Party or by the same advisor as such Party, provided, however, that the ultimate beneficial owner(s) of such Party remains at all times the ultimate beneficial owner(s) of the relevant individual, firm, corporation, partnership, association, limited liability company, trust or other entity.

Agreement	shall mean this loan agreement, including its Annexes and related documents, as amended from time to time.

Annex	shall mean an annex to this Agreement.

Borrower	shall have the meaning given on the cover page of this Agreement.

Change of Control	shall mean:

	a)	the acquisition of more than 50% of the Borrower’s outstanding Shares by any person or entity in any transaction or series of related transactions (other than as a result of bona fide equity financing purposes (including, but not limited to the Transaction Closing)); or

	b)	a merger, spin-off or other type of restructuring in which the holders of the voting securities of the Borrower outstanding immediately prior to such transaction retain less than the majority of the total voting power represented by the voting securities of the Borrower or such surviving entity outstanding immediately after such transaction; or

Loan Agreement

c)	a sale, lease, transfer, exclusive license or other conveyance of all or substantially all of the assets of the Borrower in an arms’ length transaction (other than to a wholly-owned subsidiary of the Borrower or to a parent Borrower).

CO	shall mean the Swiss Code of Obligations of 30 March 1911, as amended.

Confidential Information	shall have the meaning ascribed to it in Section 12.2.

Event of Default	shall have the meaning ascribed to it in Section 7.

Financing Round	shall have the meaning given in Section E of the Preamble.

FinSA	shall mean the Swiss Financial Services Act of 15 June 2018, as amended.

Helix	shall have the meaning given in Section D of the Preamble.

Lender Majority	shall mean one or several Lenders holding in aggregate more than 50% in nominal value of the Principal Amounts.

Lenders	shall have the meaning given on the cover page of this Agreement.

Loan Balance	shall mean, with respect to each Loan, the Principal Amounts together with all other amounts accrued or outstanding under this Agreement, if any, at the relevant calculation date.

Loan(s)	shall have the meaning ascribed to it in Section 2.

Maturity Date	shall have the meaning ascribed to it in Section 6.

Party/Parties	shall have the meaning given on the cover page of this Agreement.

Preamble	shall mean the preamble of this Agreement.

Principal Amount(s)	shall have the meaning ascribed to it in Section 2.

Relevant Subordinated Claims	shall have the meaning ascribed to it in Section 11.

Loan Agreement

SBA	shall mean the Swiss Banking Act of 8 November 1934, as amended.

Section	shall mean a section of this Agreement.

Share(s)	shall have the meaning given in Section A of the Preamble.

Transaction	shall have the meaning given in Section D of the Preamble.

Transaction Closing	shall mean the closing of the share capital increase contemplated by the Transaction.